Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 14, 2025	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2024 NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended February 1, 2025 was $77.2 million, or $1.54 per share ($1.53 per share on a diluted basis). Net income for the fiscal year ended February 1, 2025 was $195.5 million, or $3.92 per share ($3.89 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended February 1, 2025 decreased 0.8 percent to $379.2 million from net sales of $382.4 million for the prior year 14-week fiscal quarter ended February 3, 2024. Comparable store net sales for the 13-week period ended February 1, 2025 increased 3.9 percent from comparable store net sales for the prior year 13-week period ended February 3, 2024. Online sales increased 6.4 percent to $69.7 million for the 13-week period ended February 1, 2025, compared to net sales of $65.5 million for the 14-week period ended February 3, 2024.

Net sales for the 52-week fiscal year ended February 1, 2025 decreased 3.4 percent to $1.218 billion from net sales of $1.261 billion for the 53-week fiscal year ended February 3, 2024. Comparable store net sales for the 52-week period ended February 1, 2025 decreased 2.7 percent from comparable store net sales for the prior year 52-week period ended February 3, 2024. Online sales decreased 4.3 percent to $197.7 million for the 52-week period ended February 1, 2025, compared to net sales of $206.5 million for the 53-week period ended February 3, 2024.

Net income for the fourth quarter of fiscal 2024 was $77.2 million, or $1.54 per share ($1.53 per share on a diluted basis), compared with $79.6 million, or $1.60 per share ($1.59 per share on a diluted basis) for the fourth quarter of fiscal 2023.

Net income for the fiscal year ended February 1, 2025 was $195.5 million, or $3.92 per share ($3.89 per share on a diluted basis), compared with $219.9 million, or $4.44 per share ($4.40 per share on a diluted basis) for the fiscal year ended February 3, 2024.

Management will hold a live audio webcast at 10:00 a.m. EDT today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_ork30A85Q8iQJ2fQiMhMEQ. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investors/earnings-webcasts).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 440 retail stores in 42 states. As of the end of the fiscal year, it operated 441 stores in 42 states compared with 444 stores in 42 states at the end of fiscal 2023.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024 (1)

SALES, Net of returns and allowances	$379,199	$382,383	$1,217,689	$1,261,102

COST OF SALES (Including buying, distribution, and occupancy costs)	179,714	182,202	624,902	642,037

Gross profit	199,485	200,181	592,787	619,065

OPERATING EXPENSES:
Selling	86,722	85,937	293,176	291,018
General and administrative	16,538	17,741	58,247	56,988
	103,260	103,678	351,423	348,006

INCOME FROM OPERATIONS	96,225	96,503	241,364	271,059

OTHER INCOME, Net	4,903	6,834	16,413	18,156

INCOME BEFORE INCOME TAXES	101,128	103,337	257,777	289,215

INCOME TAX EXPENSE	23,930	23,756	62,309	69,296

NET INCOME	$77,198	$79,581	$195,468	$219,919

EARNINGS PER SHARE
Basic	$1.54	$1.60	$3.92	$4.44

Diluted	$1.53	$1.59	$3.89	$4.40

Basic weighted average shares	50,126	49,791	49,922	49,582
Diluted weighted average shares	50,551	50,148	50,310	49,955

(1) Derived from audited financial statements

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	February 1, 2025	February 3, 2024 (1)

CURRENT ASSETS:
Cash and cash equivalents	$266,929	$268,213
Short-term investments	23,801	22,210
Receivables	6,758	8,697
Inventory	120,789	126,290
Prepaid expenses and other assets	20,932	18,846
Total current assets	439,209	444,256

PROPERTY AND EQUIPMENT	510,088	489,037
Less accumulated depreciation and amortization	(364,336)	(360,200)
	145,752	128,837

OPERATING LEASE RIGHT-OF-USE ASSETS	289,793	280,813
LONG-TERM INVESTMENTS	28,116	24,993
OTHER ASSETS	10,303	10,911

Total assets	$913,173	$889,810

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$45,982	$45,958
Accrued employee compensation	46,717	49,827
Accrued store operating expenses	19,266	19,067
Gift certificates redeemable	17,007	16,667
Current portion of operating lease liabilities	78,942	85,265
Income taxes payable	6,018	4,672
Total current liabilities	213,932	221,456

DEFERRED COMPENSATION	28,116	24,993
NON-CURRENT OPERATING LEASE LIABILITIES	247,321	230,141
Total liabilities	489,369	476,590

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 50,773,556 and 50,445,186 shares issued and outstanding at February 1, 2025 and February 3, 2024, respectively	508	504
Additional paid-in capital	205,817	192,686
Retained earnings	217,479	220,030
Total stockholders’ equity	423,804	413,220

Total liabilities and stockholders’ equity	$913,173	$889,810

(1) Derived from audited financial statements